June 6, 2008 – revised June 10, 2008

Mr. Steven Hochhauser
21282 East Saddle Rock Lane
Aurora, CO 80016

Dear Steve,

I am pleased to present you with an offer for the position of Senior Vice President and President Security Technologies reporting to me. This offer is contingent on our favorable review of supporting references, which we expect to complete soon. This position will be located in Carmel, IN. You will be presented to the Board of Directors at their first meeting following your date of hire for election as a Senior Vice President and Officer of Ingersoll-Rand Company Limited (the “Company”) to take effect on the date of your election. We look forward to your acceptance of this offer and becoming a part of our team.

1.	Your starting base salary will be at an annual rate of $525,000 (five hundred, twenty-five thousand U.S. dollars) paid monthly effective June 16, 2008.

2.
This position is an “incentive eligible” position, which means you will be eligible to participate in the Annual Incentive Matrix (AIM) Program. Your annual opportunity is targeted at 90% of base salary. The actual award that an individual may receive can be higher or lower than the targeted amount depending upon individual performance and the performance of the Company. For the performance year 2008, your AIM award will be prorated based on the month that you begin employment with us. Please see the enclosed AIM brochure for further details on this program.

3.
You will be recommended for a sign-on award of 50,000 (fifty thousand) non-qualified stock options which will vest three years from date of grant (“cliff vesting”). This award is subject to approval by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and to the terms and conditions of awards made under our Incentive Stock Plan. These options will be priced at the fair market value of Ingersoll Rand stock on the day the Committee considers and approves awards. Your award recommendation will be considered by the Committee at their first meeting following your first day of employment. The next scheduled meeting of the Committee is August 6, 2008.

Starting with performance year 2008 (first awardable February 2009) you will be eligible to receive stock option awards under the Incentive Stock Plan as administered by the Compensation Committee of the Board. Your annual opportunity is targeted at 100% of your base salary. Annual stock option awards are contingent on and variable with your performance and the Company’s financial performance, specifically, earnings per share against plan. For the performance year 2008, your stock option award will be based on a full year of service. Please see the enclosed Stock Option brochure for further details on this program.

Steven Hochhauser	2	June 10, 2008

4.
You will be recommended to be a participant in the IR Performance Share Program (PSP) for a target award level of 12,000 performance shares starting performance year 2008, which will be awarded in February 2009. Awards under the IR Performance Share Program are both contingent on and variable with achievement of specific objectives. The objectives are established each year by the Chairman and Compensation Committee of the Board of Directors. Individual awards from this program will become 100% vested 12 months following the award date and will be settled in Ingersoll Rand common stock. Your PSP award opportunity for performance year 2008 (awarded February 2009) will be based on a full year consideration. Participation in the PSP includes stock ownership requirements, which will be described in greater detail upon your acceptance in the program by the Compensation Committee.

As part of the Trane integration process, teams have been formed to work on the development of compensation programs including a redesigned Long Term Incentive Plan for the combined entity, which are expected to be in place by January 1, 2009.

5.
You will be eligible to participate in the IR Executive Deferred Compensation Plan (EDCP). The EDCP gives you the opportunity to defer almost all of your AIM award, PSP award and up to 50% of your base salary on a pretax basis. Information regarding the EDCP will be sent to you and a representative from our vendor, MullinTBG, will contact you to explain this program after you begin your employment.

6.
You will be eligible to participate in all employee benefit programs offered to all Ingersoll Rand salaried employees in accordance with the terms and conditions of those programs. The enclosed information summarizes these benefits. Please note that your medical, dental and life insurance coverage with Ingersoll Rand will commence on the first day of the month following employment.

7.	You will be eligible for four (4) weeks of paid vacation per year, which exceeds our normal Company policy. Vacation days are earned and accrued on a monthly basis each calendar year.

8.
You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

9.	You will be eligible for the Company’s Executive Health Program, a copy of which is enclosed.

10.
This position is eligible for participation in the Elected Officer Supplemental Program (EOSP). The EOSP is a non-qualified defined benefit pension plan that substantially augments IR’s qualified pension plan and, as its name denotes, is reserved for elected officers of the company. Under this employment agreement you will earn double service credit (not vesting credit) for each of your first five years of employment with Ingersoll Rand. The EOSP vests at age 55 with 5 years of service. A brief summary is enclosed.

Steven Hochhauser	3	June 10, 2008

11.
As an elected officer, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you after your employment date.

12.
Also, as an elected officer, you will be given a standard Change in Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all (or a substantial part of) the Company.

13.	During the term of your employment, you will be eligible for the Company’s Relocation Program. The timing of the relocation will be at your discretion.

14.
In the unlikely event of your involuntary termination from Ingersoll Rand for other than gross cause, as consideration for your release of whatever claims might be made, you will receive a) a severance payment of eighteen months base salary if termination is within five years of your date of hire, and twelve months base salary if termination is after such five years, plus b) a payment equal to your pro-rata target amount in the Annual Incentive Matrix (AIM) Program that is earned as of your termination date, to be paid according to plan provisions, in no case higher than the annual target level and c) a pro-rata payment of the Performance Share (PSP) Program that is earned as of your termination date, to be paid according to plan provisions, up to the target level. In addition, under such circumstances, you will have 90 days following your termination date within which to exercise your vested options.

Steve, we all believe that you will make a significant contribution in this new role and look forward to your contribution to Ingersoll Rand. This offer of employment is contingent upon the satisfaction of several items, which are identified on the attached “Conditions of Offer” form. To accept this offer, please sign the “Conditions of Offer” form and return it in the enclosed UPS envelope along with the completed employment application, Background Request form and Self-Identity form.

If you have any questions regarding your compensation and benefits, please contact Marcia Avedon (201-573-3563) or Rob Butler (201-573-3137).

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:  Marcia Avedon
Rob Butler

Steven Hochhauser	4	June 10, 2008

Conditions of Offer

This offer is contingent upon the following:

1.	Verification of information signed and submitted in connection with the Ingersoll Rand employment application and authorization for Release of Personal Data Records Information.

2.
Passing the required drug and alcohol screening. All test results will be handled in strict confidence. Attached is the substance abuse screen requirements and release along with the control form and list of locations.

3.
Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. A copy is enclosed with instructions for completing the form along with a list of acceptable verification documents.

4.
Understanding and agreement that your employment is to be “at will”. This means that you or the Company, for any reason or no reason, may terminate employment and that nothing in this offer is intended to create a contract of employment for any period of time.

5.	Understanding, agreeing and signing and returning the Code of Conduct and Proprietary Information forms.

6.	Your acceptance and execution of this offer in the space provided below, and its receipt by Ingersoll Rand no later than two weeks following the date of the offer.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand, Security Technologies, as Senior Vice President and President Security Technologies and agree to the conditions hereon and in the offer letter.

Steven Hochhauser	Date